Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND

FISCAL YEAR 2015 OPERATING RESULTS

ISSAQUAH, Wash., September 29, 2015 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 16-week fourth quarter and the 52-week fiscal year ended August 30, 2015.

Net sales for the fourth quarter were $34.99 billion, an increase of one percent from $34.75 billion in fiscal 2014. Net sales for the fiscal year were $113.67 billion, an increase of three percent from $110.21 billion last year.

Comparable sales were as follows:

	16 Weeks	52 Weeks
U.S.	2%	3%
Canada	-10%	-5%
Other International	-7%	-3%
Total Company	-1%	1%

Comparable sales for these periods excluding the negative impacts from gasoline price deflation and foreign exchange were as follows:

	16 Weeks	52 Weeks
U.S.	6%	6%
Canada	7%	8%
Other International	6%	6%
Total Company	6%	7%

Net income for the fourth quarter was $767 million, or $1.73 per diluted share, compared to $697 million, or $1.58 per diluted share, last year.

Net income for this fiscal year was $2.38 billion, or $5.37 per diluted share, compared to $2.06 billion, or $4.65 per diluted share, last year. Net income this year was positively impacted by a $57 million ($.13 per diluted share) tax benefit in connection with a second-quarter special cash dividend received by the Company 401(k) plan participants.

Costco currently operates 686 warehouses, including 480 in the United States and Puerto Rico, 89 in Canada, 36 in Mexico, 27 in the United Kingdom, 23 in Japan, 12 in Korea, 11 in Taiwan, seven in Australia and one in Spain. The Company plans to open up to an additional 12 new warehouses (including one relocation) before the end of calendar year 2015. Costco also operates e-commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

A conference call to discuss these fiscal 2015 fourth quarter and year-end operating results is scheduled for 8:00 a.m. (PT) tomorrow, September 30, 2015, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended August 30, 2015	16 Weeks Ended August 31, 2014	52 Weeks Ended August 30, 2015	52 Weeks Ended August 31, 2014
REVENUE
Net sales	$34,993	$34,755	$113,666	$110,212
Membership fees	785	768	2,533	2,428

Total revenue	35,778	35,523	116,199	112,640
OPERATING EXPENSES
Merchandise costs	31,096	31,037	101,065	98,458
Selling, general and administrative	3,499	3,380	11,445	10,899
Preopening expenses	27	15	65	63

Operating income	1,156	1,091	3,624	3,220
OTHER INCOME (EXPENSE)
Interest expense	(40)	(35)	(124)	(113)
Interest income and other, net	40	30	104	90

INCOME BEFORE INCOME TAXES	1,156	1,086	3,604	3,197
Provision for income taxes	378	381	1,195	1,109

Net income including noncontrolling interests	778	705	2,409	2,088
Net income attributable to noncontrolling interests	(11)	(8)	(32)	(30)

NET INCOME ATTRIBUTABLE TO COSTCO	$767	$697	$2,377	$2,058

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.75	$1.59	$5.41	$4.69

Diluted	$1.73	$1.58	$5.37	$4.65

Shares used in calculation: (000’s)
Basic	438,835	437,875	439,455	438,693
Diluted	442,404	441,887	442,716	442,485

Cash dividends declared per common share	$0.40	$0.355	$6.51	$1.33

COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	August 30, 2015	August 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,801	$5,738
Short-term investments	1,618	1,577
Receivables, net	1,224	1,148
Merchandise inventories	8,908	8,456
Deferred income taxes and other current assets	748	669

Total current assets	17,299	17,588

PROPERTY AND EQUIPMENT
Land	4,961	4,716
Buildings and improvements	12,618	12,522
Equipment and fixtures	5,274	4,845
Construction in progress	811	592

	23,664	22,675
Less accumulated depreciation and amortization	(8,263)	(7,845)

Net property and equipment	15,401	14,830

OTHER ASSETS	740	606

TOTAL ASSETS	$33,440	$33,024

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$9,011	$8,491
Accrued salaries and benefits	2,468	2,231
Accrued member rewards	813	773
Deferred membership fees	1,269	1,254
Current portion long-term debt	1,283	0
Other current liabilities	1,696	1,663

Total current liabilities	16,540	14,412
LONG-TERM DEBT, excluding current portion	4,864	5,093
DEFERRED INCOME TAXES AND OTHER LIABILITIES	1,193	1,004

Total liabilities	22,597	20,509

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $ .005 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $ .005 par value; 900,000,000 shares authorized; 437,952,000 and 437,683,000 shares issued and outstanding	2	2
Additional paid-in capital	5,218	4,919
Accumulated other comprehensive loss	(1,121)	(76)
Retained earnings	6,518	7,458

Total Costco stockholders’ equity	10,617	12,303
Noncontrolling interests	226	212

Total equity	10,843	12,515

TOTAL LIABILITIES AND EQUITY	$33,440	$33,024